Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2022, (which includes an explanatory paragraph relating to ACE Convergence Acquisition Corp.’s ability to continue as a going concern) relating to the consolidated financial statements of ACE Convergence Acquisition Corp., which is contained in the Final Prospectus, filed on February 14, 2023, related to the Registration Statement on Form S-1 (File No. 333-268958).

/s/ WithumSmith+Brown, PC

New York, New York
February 17, 2023